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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                  INNUITY, INC.

                                       AND

                              CREDITDISCOVERY, LLC

                                NOVEMBER 8, 2006

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1. Definitions ..........................................................     1

2. Basic Transaction ....................................................     5
   2.1  Purchase and Sale of Assets .....................................     5
   2.2  No Assumption of Liabilities ....................................     5
   2.3  Purchase Price ..................................................     5
   2.4  The Closing .....................................................     5
   2.5  Allocation ......................................................     5

3. Representations and Warranties of the Seller .........................     5
   3.1  Organization, Qualification and Power ...........................     6
   3.2  Authorization of Transaction ....................................     6
   3.3  Noncontravention ................................................     6
   3.4  Brokers' Fees ...................................................     6
   3.5  Title to Assets .................................................     6
   3.6  Members; Subsidiaries ...........................................     7
   3.7  Financial Statements ............................................     7
   3.8  Events Subsequent to Most Recent Fiscal Year End ................     7
   3.9  Undisclosed Liabilities .........................................     7
   3.10 Tax Matters .....................................................     7
   3.11 Real Property ...................................................     8
   3.12 Intellectual Property ...........................................     8
   3.13 Tangible Assets .................................................    11
   3.14 Contracts .......................................................    11
   3.15 Insurance .......................................................    12
   3.16 Legal Compliance; Litigation ....................................    12
   3.17 Employment Matters ..............................................    13
   3.18 Employee Benefits ...............................................    13
   3.19 Environmental ...................................................    13
   3.20 Certain Business Relationships with the Seller ..................    13
   3.21 Securities Representations ......................................    13
   3.22 Other Information ...............................................    15

4. Representations and Warranties of the Buyer ..........................    15
   4.1  Organization of the Buyer .......................................    15
   4.2  Authorization of Transaction ....................................    16
   4.3  SEC Documents ...................................................    16

5. Covenants ............................................................    16
   5.1  General .........................................................    16
   5.2  Notices and Consents ............................................    16
   5.3  Litigation Support ..............................................    16
   5.4  Transition ......................................................    17
   5.5  Confidentiality .................................................    17


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
   5.6  Covenant Not to Compete .........................................    17
   5.7  Nonsolicitation; Non-Hire and Noninterference ...................    18

6. Conditions to Obligations to Close ...................................    18
   6.1  Conditions to Obligations of the Buyer ..........................    18
   6.2  Conditions to Obligation of the Seller ..........................    20

7. Remedies for Breaches of this Agreement ..............................    21
   7.1  Survival of Representations, Warranties and Covenants ...........    21
   7.2  Indemnification Provisions for Benefit of the Buyer .............    21
   7.3  Indemnification Provisions for Benefit of the Seller ............    22
   7.4  Matters Involving Third Parties .................................    22
   7.5  Adjustment to Purchase Price ....................................    24
   7.6  Recoupment Against Innuity Stock ................................    24
   7.7  Other Indemnification Provisions ................................    24

8. Termination ..........................................................    24
   8.1  Termination of Agreement ........................................    24
   8.2  Effect of Termination ...........................................    25

9. Miscellaneous ........................................................    25
   9.1  Press Releases and Public Announcements .........................    25
   9.2  No Third-Party Beneficiaries ....................................    25
   9.3  Entire Agreement ................................................    25
   9.4  Succession and Assignment .......................................    26
   9.5  Counterparts and Facsimile Signatures ...........................    26
   9.6  Governing Law ...................................................    26
   9.7  Amendments and Waivers ..........................................    26
   9.8  Severability ....................................................    26
   9.9  Expenses ........................................................    26
   9.10 Construction ....................................................    26
   9.11 Incorporation of Exhibits and Schedules .........................    27
   9.12 Notices .........................................................    27
   9.13 Specific Performance ............................................    28
   9.14 Submission to Jurisdiction ......................................    28
   9.15 Special Meeting; Agreement to Vote Membership Interests; Proxy ..    28

                                    EXHIBITS

Exhibit A - Registration Rights Agreement

                                    SCHEDULES

Schedule 1(a) -Acquired Assets
Seller's Disclosure Schedule
Buyer's Disclosure Schedule


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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "AGREEMENT") between Innuity, Inc., a Utah corporation (the "BUYER") and Creditdiscovery, LLC, a Nevada limited liability company (the "SELLER") and each of Randall L. Sargent and Ralph H. Smith with respect to Sections 9.1 and 9.15 of this Agreement (each, a "MEMBER," and collectively, the "MEMBERS"), takes effect on November 8, 2006. The Buyer and the Seller are each individually referred to as a "PARTY," and collectively as the "PARTIES."

                                     RECITAL

     The Seller desires to sell, transfer and otherwise convey, and the Buyer desires to purchase and assume, all of the assets of the Seller, on the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

     In consideration of the above recital and the promises set forth in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     "ACQUIRED ASSETS" means all right, title and interest in, to and under all of the assets of the Seller (other than the Excluded Assets), including those assets of the Seller set forth on SCHEDULE 1(A) of this Agreement. The Acquired Assets include all of the assets necessary to conduct the businesses of the Seller as currently conducted and as currently proposed to be conducted, including all of the following types of assets: (a) tangible personal property, including equipment, furniture, computer hardware, data center hardware and related inventories of supplies and spare parts; (b) Intellectual Property, associated goodwill, licenses and sublicenses (including all software licenses and sublicenses), remedies against infringements, and rights to protection of interests under any Law, including the Software and the rights to the use of the name "Creditdiscovery," and any other trade names used by the Seller or any derivations thereof; (c) agreements, including all customer, service and partnership contracts and other third party agreements, instruments, Security Interests, guaranties and other similar arrangements; (d) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment; (e) permits; (f) books, records, ledgers, files, documents, correspondence, lists, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials; (g) current telephone and facsimile numbers, e-mail addresses, uniform resource locators, domain names and websites and the listings for each; and (h) all goodwill and general intangibles associated with the Seller and its business as conducted and as currently proposed to be conducted.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations,

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     Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "ASSUMED LIABILITIES" means any Liabilities of the Seller assumed by the Buyer between September 6, 2006 and the date of this Agreement under that certain term sheet executed by the Buyer, the Seller and Acquirint, LLC dated September 6, 2006.

     "BUYER PARTIES" means the Buyer and its officers, directors, employees, stockholders, agents and Affiliates.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of the Seller that is not already generally available to the public.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCLUDED ASSETS" means each of the following of the Seller: (a) the limited liability company organizational documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books and other documents relating to the organization, maintenance and existence of the Seller as a limited liability company, post-office boxes;
     (b) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller and the Buyer entered into on or after the date of this Agreement); and (c) the cash of the Seller.

     "GOVERNMENTAL AUTHORITY" means (a) any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision, or (b) any arbitration board, tribunal or mediator.

     "INNUITY STOCK" means the common stock of the Buyer.

     "INTELLECTUAL PROPERTY" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and


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     cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after reasonable investigation and knowledge that could have been obtained through reasonable inquiry.

     "LAW" means any federal, state, local or foreign constitution, law, code, plan, statute, rule, regulation, ordinance, order, writ, injunction, ruling, judgment, decree, charge, restriction or Permit of any Governmental Authority, each as amended and in effect, now or in the future.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MATERIAL ADVERSE EFFECT" means any adverse financial or business consequence (or any development that could reasonably be expected to have an adverse financial or business consequence) on the Business, the Acquired Assets, the condition (financial or otherwise), the results of operations or prospects of the Business or on the ability of the Seller to satisfy its obligations under this Agreement, other than consequences relating to or arising from (i) a mutually agreed to public announcement of the existence (but not the terms or provisions) of this Agreement, (ii) economic conditions generally, or (iii) events or circumstances that affect the Business in the same manner and to the same extent as other businesses in the industry generally.

     "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

     "OPERATING AGREEMENT" means the operating agreement of the Seller originally executed on October 31, 2001, as amended.

     "ORDINARY COURSE OF BUSINESS" means the conduct of business in a manner consistent with the past custom and practice of the Seller and its Affiliates (including with respect to quantity and frequency).

     "PERMITS" means any permits, authorizations, approvals, decisions, zoning orders, franchises, registrations, licenses, filings, certificates, variances or similar rights granted by or obtained from any Governmental Authority.

     "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Buyer and the Seller to be executed at the Closing, the form of which is set forth on Exhibit A of this Agreement.


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     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than: (a) mechanic's, materialmen's and similar liens that are being contested in good faith and for which the particular entity has provided adequate reserves; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which the taxpayer has provided adequate reserves; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SOFTWARE" means the Seller's proprietary software technology, products and associated documentation, as further described on SCHEDULE 1(A) of this Agreement.

     "SPECIAL MEETINGS" has the meaning set forth in Section 9.15 of this Agreement.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
     Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment.

     "TRANSACTION DOCUMENTS" means all documents and agreements to be entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement.

     Additionally, the following terms will have the meanings defined for such terms in the corresponding Sections of this Agreement as set forth below:

TERM                                 SECTION
----                                 -------
"AGREEMENT"                          Preface
"BUYER"                              Preface
"BUYER SEC DOCUMENTS"                3.21(g)
"BUYER'S DISCLOSURE SCHEDULE"        4
"CLOSING"                            2.3
"CLOSING DATE"                       2.3
"FINANCIAL STATEMENTS"               3.7
"HIRED EMPLOYEE"                     5.6
"INDEMNIFIED PARTY"                  7.4
"INDEMNIFYING PARTY"                 7.4


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
TERM                                 SECTION
----                                 -------
"MOST RECENT FINANCIAL STATEMENTS"   3.7
"MOST RECENT FISCAL MONTH END"       3.7
"MOST RECENT FISCAL YEAR END"        3.7
"NON-COMPETITION AGREEMENTS"         6.1
"PARTY" and "PARTIES"                Preface
"PURCHASE PRICE"                     2.3
"SELLER"                             Preface
"SELLER'S DISCLOSURE SCHEDULE"       3
"THIRD PARTY CLAIM"                  7.4
"TRANSFER"                           3.21

2.   BASIC TRANSACTION.

     2.1 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions of this Agreement, on the Closing Date the Buyer will purchase from the Seller, and the Seller will sell, transfer, convey and deliver to the Buyer, the Acquired Assets, free and clear of all Security Interests, in exchange for the Purchase Price.

     2.2 NO ASSUMPTION OF LIABILITIES. Except for the Assumed Liabilities, the Buyer will not assume or otherwise become responsible for any Liabilities of the Seller at the Closing.

     2.3 PURCHASE PRICE. On the Closing Date, the Buyer will deliver 429,000 shares of Innuity Stock to the Seller (the "PURCHASE PRICE").

     2.4 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., in Minneapolis, Minnesota, at 9:00 a.m., on the second business day after the respective Parties have satisfied or waived all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than actions the Parties will take at the Closing itself) or any other time and date as the Parties may agree (the "CLOSING DATE").

     2.5 ALLOCATION. The Parties will allocate the Purchase Price and all other capitalizable costs among the Acquired Assets for all purposes, including financial accounting and tax purposes, in accordance with the allocation schedule to be determined by the Parties at the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement (the "SELLER'S DISCLOSURE SCHEDULE"). The Seller's Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 3.


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     3.1  ORGANIZATION, QUALIFICATION AND POWER. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller is duly authorized to conduct business and are in good standing under the Laws of each jurisdiction where such qualification is required. The Seller has full corporate power and authority and all Permits necessary to carry on the businesses in which it is engaged and in which it presently propose to engage, and to own and use the properties owned and used by it.

     3.2 AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full limited liability company power and authority) to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party. The managing member of the Seller has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller is a party. This Agreement and the Transaction Documents to which the Seller is a party constitute valid and legally binding obligations of the Seller, as applicable, enforceable in accordance with their respective terms and conditions.

     3.3 NONCONTRAVENTION. Except as set forth on Section 3.3 of the Seller's Disclosure Schedule, neither the execution and the delivery of this Agreement or the Transaction Documents to which the Seller is a party, nor the consummation of the contemplated transactions: (a) will violate any Law to which the Seller is subject; (b) will violate any provision of the articles or certificate of organization, limited liability company agreement, member control agreement, operating agreement or other organizational documents of the Seller; (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets are subject (or result in the imposition of any Security Interest upon any of his or its assets); (d) requires the Seller to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents; or (e) will result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Permit owned or held by the Seller.

     3.4 BROKERS' FEES. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     3.5 TITLE TO ASSETS. The properties and assets used by the Seller, located on his or its premises, or shown on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet are free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business


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          since the date of the Most Recent Balance Sheet. The Seller has good and marketable title to or a valid leasehold interest in such properties and assets, including the Acquired Assets, free and clear of any Security Interest or other restriction on transfer.

     3.6 MEMBERS; SUBSIDIARIES. The membership interests of the Seller are held by the owners of record set forth on Section 3.6 of the Seller's Disclosure Schedule. The Seller does not have any subsidiaries and does not otherwise control, own directly or indirectly, or have any equity participation directly or indirectly in any Person.

     3.7 FINANCIAL STATEMENTS. Attached to Section 3.7 of the Seller's Disclosure Schedule is the following financial information related to the operations of the Seller's (the "FINANCIAL STATEMENTS"): (a) unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 2005 (the "MOST RECENT FISCAL YEAR END"); and (b) unaudited balance sheets and statements of income (the "MOST RECENT FINANCIAL STATEMENTS") for the five months ended June 30, 2006, (the "MOST RECENT FISCAL MONTH END") for the Seller. The Financial Statements are true, complete and correct. No Material Adverse Effect has occurred to the businesses of the Seller since the Most Recent Financial Statements. Further, Section 3.7 of the Seller's Disclosure Schedule lists all Liabilities of the Seller that are not otherwise set forth on the Financial Statements.

     3.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there have been no changes in the assets, business, financial condition, operations, results of operations, or future prospects of the Seller that individually or in the aggregate would have a Material Adverse Effect on the Seller.

     3.9 UNDISCLOSED LIABILITIES. Except as set forth on Section 3.9 of the Seller's Disclosure Schedule, the Seller does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for: (a) Liabilities set forth on the Most Recent Balance Sheet (rather than in its notes); and (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

     3.10 TAX MATTERS. The Seller has filed all required Tax Returns. The Seller is treated as a partnership for Tax purposes, including federal and state income Tax purposes. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. Except as set forth in
          Section 3.10 of the Seller's Disclosure Schedule, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made that the Seller is or may be subject to taxation by a jurisdiction where it does not file Tax Returns. No assets of the


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          Seller have a Security Interest that arose in connection with any failure (or alleged failure) to pay any Tax.

     3.11 REAL PROPERTY. The Seller does not own any real property. Section 3.12 of the Seller's Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3.12 of the Seller's Disclosure Schedule. Except as set forth on Schedule 3.12 of the Seller's Disclosure Schedule, (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect; (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the contemplated transactions; (c) no party to the lease or sublease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration; (d) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (e) all facilities leased or subleased have received all required approvals of governmental authorities (including Permits) and have been operated and maintained in accordance with applicable Laws; and (f) all facilities leased or subleased are supplied with utilities and other services necessary for the operation of the facilities.

     3.12 INTELLECTUAL PROPERTY.

          (a) The Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately before the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately after the Closing. The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

          (b) The Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. The Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). As of the Closing Date no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Seller.

          (c) Section 3.12(c) of the Seller's Disclosure Schedule identifies the following: (i) each patent or registration that has been issued to the Seller for any Intellectual Property; (ii) each pending patent application or


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               application for registration that the Seller has made for any of its Intellectual Property; (iii) each license, agreement or other permission that the Seller has granted to any third party with respect to Intellectual Property (together with any exceptions); and (iv) each trade name or unregistered trademark used by the Seller in connection with any of its businesses.

          (d) The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) listed in Section 3.12(c) of the Seller's Disclosure Schedule and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each item. With respect to each item of Intellectual Property required to be identified in Section 3.12(c) of the Seller's Disclosure Schedule: (i) a Seller possesses all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction;
               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of either of the managers, members and employees with responsibility for Intellectual Property matters of the Seller, is threatened that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

          (e) Section 3.12(e) of the Seller's Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date).

          (f) With respect to each item of Intellectual Property required to be identified in Section 3.12(e) of the Seller's Disclosure
               Schedule: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the contemplated transactions; (iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) for each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct for the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction,


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               judgment, order, decree, ruling or charge; (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of either of the managers, members and employees with responsibility for Intellectual Property matters of the Seller, is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and (viii) the Seller has never granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

          (g) To the Knowledge of any of the managers, members and employees with responsibility for Intellectual Property matters of the Seller, the Seller will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of their businesses as presently conducted and as presently proposed to be conducted.

          (h) None of the managers, members and employees with responsibility for Intellectual Property matters of the Seller has any Knowledge of any new products, inventions, procedures or methods of manufacturing or processing that any competitors or other Persons have developed that reasonably could be expected to supersede or make obsolete any product or process of the Seller.

          (i) Except as set forth on Section 3.14(i) of the Seller's Disclosure Schedule, the Seller owns all components included in the Software and the Software contains no freeware, shareware or other open source free or public domain software. Section 3.14(i) of the Seller's Disclosure Schedule identifies all ancillary software necessary to use the Software. The Seller has no obligation to make any payment with respect to the use of the freeware identified on Section 3.14(i) of the Seller's Disclosure Schedule. The Seller owns, possesses and controls all source code, object code, documentation, benchmark tests, programmer level documentation, user level documentation, specifications and other materials necessary for the use of the Software. Except as set forth on Section 3.14(i) of the Seller's Disclosure Schedule, no copies of the Software's source code, object code, programmer level documentation, user level documentation, benchmark tests or any other documentation relating to the Software have been provided to any third parties. The Software is free of any remote or automatic disabling or recapture devices, passwords, master access keys, security devices, trap doors or computer viruses. The Software fully complies in all respects with the associated documentation, including the description and documents attached as SCHEDULE 1(A) to this Agreement, and such description and documentation accurately and completely describes the operation and use of the Software.

          (j) Section 3.14(j) of the Seller's Disclosure Schedule sets forth the name of all Persons involved in the testing and development of the Software and all


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               Persons who have intellectual property assignment agreements, whether with the Seller relating to the Software.

          (k) All former and current employees, consultants, contractors and other Persons who have ever been involved in any aspect of the design or creation of any of the Seller's Intellectual Property, including the Software, have executed valid and enforceable written agreements that cause ownership to accrue to or that assign to the Seller any and all rights to all Intellectual Property, including inventions, improvements or discoveries, whether patentable or not, made by them during their service to the Seller. Correct and complete copies of all such written agreements have been provided to the Buyer by the Seller prior to the date of this Agreement. No former or current employee, consultant, contractor or other Person who has ever been involved in any aspect of the design or creation of any of the Seller's Intellectual Property, including the Software, designed or created any of the Seller's Intellectual Property, including the Software, on his or her own time or without the use of any equipment, supplies, facilities or trade secret information of the Seller.

          (l) The Seller has taken all steps necessary and appropriate to protect and preserve the confidentiality of all Confidential Information. All former and current employees, consultants, contractors and other Persons who have ever had access to any Confidential Information have executed valid and enforceable written confidentiality agreements. All use, disclosure or appropriation of Confidential Information to or by any third party has been pursuant to the terms of a valid and enforceable written confidentiality agreement between the Seller and such third party. Correct and complete copies of all such written confidentiality agreements have been provided to the Buyer by the Seller prior to the date of this Agreement.

          (m) Except as specifically set forth in this Section 3.12, the Seller makes no representations and warranties with respect to the Software or the Seller's Intellectual Property, including implied warranties of merchantability and fitness for a particular purpose. The Software and the Intellectual Property are being purchased by the Buyer from the Seller on an "as is," "where is" basis.

     3.13 TANGIBLE ASSETS. The Seller owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

     3.14 CONTRACTS. Section 3.14 of the Seller's Disclosure Schedule lists all contracts and other agreements, whether written or oral, to which the Seller is a party that provide for payments to the Seller, or that require the Seller to make payments to


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          a third party, in excess of $5,000 per year. The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.14 of the Seller's Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.14 of the Seller's Disclosure Schedule. With respect to each such agreement (a) the agreement is legal, valid, binding, enforceable and in full force and effect, (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (c) no party is in breach or default, (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and
          (e) no party has repudiated any provision of the agreement.

     3.15 INSURANCE.

          (a) Section 3.15 of the Seller's Disclosure Schedule sets forth the following information with respect to each insurance policy (including without limitation policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements but excluding policies related to the employee benefit plans maintained by the Seller) to which the Seller is a party, a named insured or otherwise the beneficiary of coverage as of the Closing Date: (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage.

          (b) With respect to each insurance policy required to be identified in Section 3.15 of the Seller's Disclosure Schedule: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision of such policy.

     3.16 LEGAL COMPLIANCE; LITIGATION. Except as set forth on Section 3.16 of the Seller's Disclosure Schedule, the Seller has complied with all applicable laws related to his or its business in all respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the Knowledge of the Seller, alleged against it. Except as set forth on Section 3.16 of the Seller's Disclosure Schedule, there are no pending or to the Seller's knowledge any threatened claims, actions, suits, proceedings, hearings or investigations affecting the Acquired Assets or the business of the Seller. Except as set forth on Section 3.16 of the Seller's Disclosure Schedule, the Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or Governmental Authority. There


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          are no Permits or licenses necessary for the Buyer's operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted.

     3.17 EMPLOYMENT MATTERS. The Seller has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. To the Knowledge of any of the managers, members and employees with responsibility for employment matters of the Seller, no executive, key employee or group of employees has any plans to terminate employment with the Seller.

     3.18 EMPLOYEE BENEFITS. Section 3.18 of the Seller's Disclosure Schedule contains a list of all employee benefit plans maintained, or contributed to, by the Seller. The Seller is not and has not been in violation in form and in operation of any provision of ERISA or any other Law or regulation relating to any employee benefit plan.

     3.19 ENVIRONMENTAL. The Seller has complied and are in compliance with all environmental laws and there are no pending or threatened environmental claims, administrative orders, determinations and regulations concerning public health and safety, workers health and safety, and pollution or protection of the environment which are in any way related to the businesses of the Seller.

     3.20 CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLER. None of the members of the Seller or its Affiliates, have been involved in any business arrangement or relationship with the Seller within the past 12 months. None of the members of the Seller or its Affiliates own any asset, tangible or intangible, that is used in the business of the Seller, including the Intellectual Property used in the businesses of the Seller.

     3.21 SECURITIES REPRESENTATIONS.

          (a) The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of Innuity Stock and, by reason of the Seller's financial and business experience, has the capacity to protect the Seller's interests in connection with the acquisition of Innuity Stock. The Seller is financially able to bear the economic risk of the acquisition of Innuity Stock contemplated by this Agreement, including the total loss thereof. The Seller was not organized for the specific purpose of acquiring the Innuity Stock.

          (b) The Seller has received and reviewed all information it considers necessary or appropriate for deciding whether to acquire the Innuity Stock for the account of the Seller. The Seller further represents that it has had an opportunity to ask questions and receive answers from the Buyer and its officers and employees regarding the terms and conditions of purchase of the Innuity Stock and regarding the business, financial affairs and other aspects


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               of the Buyer and has further had the opportunity to obtain any information (to the extent the Buyer possesses or can acquire such information without unreasonable effort or expense) which the Seller deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to the Seller.

          (c) The Seller acknowledges that the Innuity Stock has not been registered under the Securities Act, or qualified under applicable blue sky laws or any other applicable blue sky laws in reliance, in part, on the representations and warranties herein. The Innuity Stock is being acquired by the Seller for investment purposes for the Seller's own account only and not for sale or with a view to distribution of all or any part of the Innuity Stock.

          (d) The Seller understands that unless the shares of Innuity Stock become registered under the Securities Act pursuant to the Registration Rights Agreement, the shares of Innuity Stock are "restricted securities" under the federal securities laws in that such securities will be acquired from the Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold only upon registration or without registration under the Act only in certain limited circumstances in each case in compliance with applicable securities laws and that otherwise such securities must be held indefinitely. The Seller understands that each certificate representing Innuity Stock will bear a transfer restriction substantially in the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

          (e) The Seller understands that unless the shares of Innuity Stock become registered under the Securities Act pursuant to the Registration Rights Agreement, the shares of Innuity Stock, and any securities issued as a dividend or otherwise distributed thereon, will not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each a "TRANSFER") except upon the conditions specified in this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act. The Seller will observe and comply with the Securities Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder as no in effect or hereafter enacted or promulgated in connection with any Transfer of shares of Innuity Stock beneficially owned by the Seller of the Selling Members If the shares of the Innuity Stock become registered,


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               any Transfers of such shares will be governed by the terms and conditions of Securities Exchange Act, the registration statement for such shares and the Registration Rights Agreement.

          (f) No shares of Innuity Stock acquired pursuant to this Agreement may be transferred except (i) upon written notice to the Buyer prior to any Transfer and (ii) if accompanied by the written opinion of counsel to the Buyer stating that in the opinion of such counsel such proposed Transfer does not involve a transaction requiring registration or qualification of such shares of Innuity Stock under the Securities Act or the securities or "blue-sky" laws of any relevant state of the United States. The Seller understands and agrees that the Buyer, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for the Innuity Stock in the event of a proposed Transfer in violation or breach of this Agreement or that is or may otherwise be unlawful. Notwithstanding the foregoing, the Buyer will not prohibit the Transfer of Innuity Stock to the extent that such a Transfer is in compliance with (a) the Securities Act (including Rule 144 promulgated under the Securities Act), the Securities Exchange Act and any applicable state securities or "blue-sky" laws, and
               (b) if the shares of Innuity Stock are registered, the applicable registration statement and the Registration Rights Agreement.

          (g) The Seller has read and reviewed all of the Buyer's registrations, reports, proxy statements, schedules, forms, statements and other documents filed with the SEC under either of the Act or the Securities Exchange Act, since September 30, 2006 (the "BUYER SEC DOCUMENTS").

     3.22 OTHER INFORMATION. The information concerning the Seller set forth in this Agreement and the Schedules and Exhibits attached to this Agreement and any statement or certificate of the Seller furnished or to be furnished to the Buyer pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule of the Buyer accompanying this Agreement (the "BUYER'S DISCLOSURE SCHEDULE"). The Buyer's Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4.

     4.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Buyer is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Buyer has full


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          corporate power and authority and all Permits necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

     4.2 AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party. This Agreement and the Transaction Documents to which it is a party constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions.

     4.3 SEC DOCUMENTS. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to stated a material fact required to be state therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document.

5.   COVENANTS.

     5.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents and the contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to copies of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Seller.

     5.2 NOTICES AND CONSENTS. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any Governmental Authority necessary in connection with the transactions contemplated by this Agreement.

     5.3 LITIGATION SUPPORT. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as will be necessary in connection with the contest or


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          defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7).

     5.4 TRANSITION. Neither the Seller or its Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any of the Seller from maintaining the same business relationships with the Buyer and its Affiliates after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Seller to the Buyer from and after the Closing.

     5.5 CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his possession. In the event that a Seller Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the applicable Seller Member will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver, the Seller Member is, on the advice of counsel, compelled to disclose any Confidential Information to the tribunal or else stand liable for contempt, the Seller Member may disclose the Confidential Information to the tribunal. The disclosing party must use his reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer will designate.

     5.6 COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date, the Seller will not engage directly or indirectly (except having less than 1% ownership of the outstanding stock in any publicly-traded corporation) in any business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.


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     5.7  NONSOLICITATION; NON-HIRE AND NONINTERFERENCE. For a period of five years from and after the Closing Date, the Seller will not directly or indirectly (a) induce or attempt to induce any Person hired by the Buyer or its Affiliates (each, a "HIRED EMPLOYEE") to leave the employ of the Buyer and its Affiliates, or in any way interfere adversely with the relationship between any Hired Employee and the Buyer and its Affiliates, (b) induce or attempt to induce any Hired Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of the Buyer and its Affiliates to any Person, (c) employ, or otherwise pay for services rendered by, any Hired Employee in any business enterprise with which the Seller and its Affiliates may be associated, connected or affiliated, or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other Person having a business relationship with the Seller or its Affiliates to cease doing business with the Buyer and its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other such Person and the Buyer and its Affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
          Section 5.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.   CONDITIONS TO OBLIGATIONS TO CLOSE.

     6.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 3 will be true and correct in all respects at and as of the Closing Date;

          (b) the Seller will have performed and complied with all its covenants contained in this Agreement in all respects through the Closing;

          (c) no action, suit or proceeding will be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or
               (iii) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller;


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          (d)  the Seller will have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified in this Section 6.1(a) to (c) is satisfied in all respects;

          (e) members of the Seller holding at least 70% of the Seller's membership units will have approved this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents at the Special Meeting or by a written consent circulated to the members in accordance with
               Section 5.4 of the Operating Agreement;

          (f) the Seller will have delivered to the Buyer a list of Liabilities of the Seller current as of the Closing Date, certified by a manager of each of the Seller;

          (g) the Seller will have procured all of the necessary third party consents, authorizations and approvals, all of which must be final and non-appealable for the contracts and agreements described on Section 3.14 of the Seller's Disclosure Schedule;

          (h) there will not have occurred any material adverse change in the condition (financial or otherwise), properties, business operations, results of operations or prospects of the Seller or the Acquired Assets, individually or in the aggregate;

          (i) the Buyer will have completed its business, legal, accounting and Intellectual Property due diligence on the businesses of the Seller to its sole satisfaction;

          (j) the Seller will have delivered to the Buyer non-competition agreements between the Buyer and each of the Persons that are Affiliates or employees of the Seller designated by the Buyer in its sole and absolute discretion, in form and substance acceptable to the Buyer (collectively, the "NON-COMPETITION AGREEMENTS");

          (k) the Seller will have delivered to the Buyer a bill of sale, executed by the Seller, in a form acceptable to the Buyer;

          (l) the Seller will have delivered an assignment and assumption agreement whereby the Buyer will accept and assume the agreements described on Section 3.14 of the Seller's Disclosure Schedule, in a form and substance agreeable to the Buyer;

          (m) the Seller will have delivered intellectual property assignment agreement(s) whereby each of the Persons that are Affiliates or employees of the Seller designated by the Buyer in its sole and absolute discretion, will have delivered his, her or its rights to the Intellectual Property of the Seller to the Seller prior to the Closing Date;


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          (n)  the Seller will have delivered a certificate of incumbency, dated as of the Closing Date, as to the managers and other personnel of the Seller executing this Agreement and any certificate, instrument or document to be delivered by the Seller at the Closing; and

          (o) the Seller will have delivered a certified copy of limited liability company resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

          (p) the Seller will have delivered to the Buyer such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any Laws; and

          (q) all actions to be taken by the Seller in connection with consummation of the contemplated transactions and all certificates, instruments and other documents required to effect these transactions will be reasonably satisfactory in form and substance to the Buyer.

     6.2 CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 4 will be true and correct in all respects at and as of the Closing Date;

          (b) the Buyer will have performed and complied with all its covenants contained in this Agreement in all respects through the Closing;

          (c) no action, suit or proceeding will be pending or threatened before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or
               (iii) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller;

          (d) the Buyer will have executed and delivered to the Buyer a certificate to the effect that each of the conditions specified in this Section 6.2(a) to (c) is satisfied in all respects;

          (e) members of the Seller holding at least 70% of the Seller's membership units will have approved this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents at the Special Meeting or by a written consent circulated to the members in accordance with
               Section 5.4 of the Operating Agreement;


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          (f)  the Buyer will have delivered the Purchase Price to the Seller in accordance with Section 2 of this Agreement;

          (g) the Buyer will have delivered the Registration Rights Agreement to the Seller, executed by the Buyer;

          (h) the Buyer will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of the Buyer executing this Agreement and any certificate, instrument or document to be delivered by the Buyer at the Closing; and

          (i) the Buyer will have delivered a certified copy of corporate resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

7.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

     7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of any of the Parties or the results of any investigation, and notwithstanding the participation of any Party in the Closing, (a) the representations and warranties found in Sections 3.5, 3.6 and 3.12 (the "FUNDAMENTAL REPRESENTATIONS") and the covenants found in this Agreement will continue in full force and effect indefinitely (subject to applicable statutes of limitation, and (b) the remainder of the representations and warranties contained in this Agreement will continue in full force and effect for a period of three years following the Closing, unless a shorter period of survival is specifically set forth in this Agreement.

     7.2  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

          (a) If the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any representations, warranties or covenants contained in this Agreement, provided that the Buyer makes a written claim for indemnification against the Seller, then the Seller will indemnify the Buyer Parties from and against the entirety of any Adverse Consequences any of the Buyer Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

          (b) The Seller will indemnify the Buyer Parties from and against the entirety of any Adverse Consequences any of the Buyer Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of


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               any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of Law) that is not an Assumed Liability.

          (c) The obligation to indemnify the Buyer following the Closing from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) under this Section 7.2 will be subject to each of the following:

               (i) The Buyer Parties may not assert a claim for indemnification against the Seller until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of an aggregate threshold equal to $10,000, after which point the Buyer Parties will be indemnified by the Seller only from and against Adverse Consequences from the first dollar of such Adverse Consequences (the "BASKET"). Notwithstanding the foregoing, the Basket will not apply to any claims for indemnification of the Buyer Parties related to Adverse Consequences arising from breaches of the Fundamental Representations or under
                    Section 7.2(b) of this Agreement.

               (ii) The Seller will have no Liability for indemnification under this Section 7 in excess of an aggregate amount equal to per share value of the Innuity Stock at the Closing, multiplied by 425,000 (the "CAP"). Notwithstanding the foregoing, the Cap will not apply to any claims for indemnification of the Buyer Parties related to Adverse Consequences arising from breaches of the Fundamental Representations or under Section 7.2(b) of this Agreement.

     7.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. If the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any representations, warranties or covenants contained in this Agreement, provided that the Seller makes a written claim for indemnification against the Buyer, then the Buyer will indemnify the Seller, as applicable, from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by such breach (or alleged breach).

     7.4  MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party will notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 7, then the Indemnified Party will promptly


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               notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party will not relieve the Indemnifying Party from their obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) If any of the conditions in Section 7.4(b) is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting


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               from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
               Section 8.

     7.5  ADJUSTMENT TO PURCHASE PRICE. All indemnification payments under this
          Section 7 will be deemed adjustments to the Purchase Price.

     7.6 RECOUPMENT AGAINST INNUITY STOCK. Any indemnification to which the Buyer Parties are entitled under this Agreement as a result of any Adverse Consequences it may suffer arising out of the breach (or alleged breach) of any Adverse Consequences it may suffer will be satisfied by the Seller through the return of Innuity Stock held by the Seller with a value at the time such Adverse Consequences arose equal to the amount of such Adverse Consequences. The Buyer's right to recoup Adverse Consequences in exchange for a return of Innuity Stock under this Section 7.6 will not otherwise limit any rights of the Buyer Parties to recover under this Section 7.

     7.7 OTHER INDEMNIFICATION PROVISIONS. The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have with respect to the transactions contemplated by this Agreement. The Seller agrees that it will not make any claim for indemnification against any of the Buyer Parties by reason of the fact that he, she or it was a director, officer, employee, shareholder or agent of the Seller or was serving at the request of the entity as a partner, trustee, director, officer, employee or agent of another entity (whether the claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether the claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against the Seller (whether the action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable Law or otherwise).

8.   TERMINATION.

     8.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

          (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing; and

          (b) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has materially breached any representation, warranty or covenant contained in this Agreement and not qualified by materiality, or breached any representation, warranty or covenant contained in this Agreement that is qualified by materiality, and the Buyer has notified the Seller of the breach, the breach cannot be cured or has continued without cure or written waiver by the Parent for a period of 10 days after the notice of


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               breach, or (ii) if the Closing does not occur on or before
               December 31, 2006, by reason of the failure of any condition precedent under Section 6.1 of this Agreement (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement), subject to extension by mutual agreement of the Parties;

          (c) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has materially breached any representation, warranty or covenant contained in this Agreement and not qualified by materiality, or breached any representation, warranty or covenant contained in this Agreement that is qualified by materiality, and the Seller has notified the Buyer of the breach, and the breach cannot be cured or has continued without cure or written waiver by the Seller for a period of 10 days after the notice of breach, or (ii) if the Closing does not occur on or before December 31, 2006, by reason of the failure of any condition precedent under
               Section 6.2 of this Agreement (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement), subject to extension by mutual agreement of the Parties;

          (d) the Buyer may terminate this Agreement by giving written notice to the Seller on or before the 30th day following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal and accounting due diligence regarding the Seller; and

          (e) Either Party may terminate this Agreement for any reason if the Closing has not occurred by December 31, 2006.

     8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties under this Agreement will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9.   MISCELLANEOUS.

     9.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The Seller will not make any public announcement regarding this Agreement following the Closing without the prior written consent of the Buyer. The Buyer will issue a press release following the Closing and will offer the Seller an opportunity to review the press release before it is distributed.

     9.2 NO THIRD-PARTY BENEFICIARIES. This Agreement will not confer any rights or remedies upon any Person (including without limitation employees of the Seller) other than the Parties and their respective successors and permitted assigns.

     9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to in this Agreement) and the Transaction Documents constitute the entire agreement


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          between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

     9.4 SUCCESSION AND ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Party. The Buyer, however, may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Buyer nonetheless will remain responsible for the performance of all of its obligations).

     9.5 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

     9.6 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

     9.7 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.9 EXPENSES. The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions.

     9.10 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.


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          Nothing in either the Seller's Disclosure Schedule or the Buyer's
          Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made unless such disclosure schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not adequate to disclose an exception to a representation or warranty (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty and covenant have independent significance. If any Party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached does not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

     9.11 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated by reference and are made a part of this Agreement.

     9.12 NOTICES. All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

          If to the Seller:

          Creditdiscovery, LLC
          324 Datura Street, Suite 150
          West Palm Beach, Florida
          Attn: Ralph H. Smith
          Facsimile: (561) 828-5744
          Email: ralph@creditdiscovery.com

          If to the Buyer:                    Copy to:

          Innuity, Inc.                       Gray, Plant, Mooty,
          8644 154th Avenue N.E.              Mooty & Bennett, P.A.
          Redmond, Washington 98052           500 IDS Center
          Orem, Utah 94097                    80 South Eighth Street
          Attn: Mr. John Dennis               Attn: JC Anderson, Esq.
          Facsimile: (425) 497-0409           Facsimile: (612) 632-4002
          Email: jrdsummit@earthlink.net      Email: jc.anderson@gpmlaw.com

          Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy,


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          telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Agreement.

     9.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.14 below), in addition to any other remedy to which it may be entitled, at law or in equity.

     9.14 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Washington, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     9.15 SPECIAL MEETING; AGREEMENT TO VOTE MEMBERSHIP INTERESTS; PROXY. The Members will do the following in connection with this Agreement:

          (a) SPECIAL MEETING. The Members, in their capacity as managers of the Seller and collectively as the holders of a majority of the membership interests in the Seller and in accordance with the respective operating agreements of the Seller and the Laws of the State of Nevada, will either (i) call a special meeting of the members of the Seller to be held as soon as practicable following the date of this Agreement in order for the members of the Seller to consider and vote upon this Agreement and the transactions contemplated thereby (the "SPECIAL MEETING"), or (ii) circulate a written consent to the members in accordance with Section 5.4 of the Operating Agreement.

          (b) AGREEMENT TO VOTE MEMBERSHIP INTERESTS. At every meeting of the members of the Seller called with respect to any of the following (including the Special Meeting), and on every action or approval by


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               written consent of the members of the Seller held on or before the Closing or the termination of this Agreement, the Members will vote their membership interests in the Seller in accordance with the following: (i) in favor of approval of the this Agreement and the transactions contemplated by this Agreement, and any matter that could reasonably be expected to facilitate the transactions contemplated by this Agreement; (ii) against approval of any proposal made in opposition to or competition with consummation of this Agreement and the transactions contemplated by this Agreement; (iii) against any merger, consolidation, sale of assets, reorganization or recapitalization, with any Person other than with the Buyer and its Affiliates; and (iv) against any liquidation or winding up of the Seller (each of Sections 8.15(b)(ii), (iii) and (iv), an "OPPOSING PROPOSAL"). The Members will not, directly or indirectly, solicit or encourage any offer from any Person concerning an Opposing Proposal or the possible disposition of all or any substantial portion of the Seller's business, assets or membership interests.

          (c) PROXY. To secure the Members obligation to vote their membership interests in the Seller in accordance with the provisions of
               Section 9.15(b) of this Agreement, each Member does hereby irrevocably constitute and appoint the Buyer, or any nominee of the Buyer, with full power of substitution, from the date of this Agreement until the Closing Date or the termination of this Agreement in accordance with Section 8 of this Agreement, as his true and lawful proxy, for and in his name, place and stead, including the right to sign his name to any consent, certificate or other document relating to the Seller that the laws of the State of Nevada may permit or require, to cause the Member's membership interests of the Seller to be voted in the manner contemplated by Section 9.15(b) of this Agreement. Each Member hereby revokes all other proxies and powers of attorney with respect to the membership interests of the Seller that such Member holders as may have appointed or granted. Each Member will not give a subsequent proxy or power of attorney (and if given, will not be effective) or enter into any other voting agreement with respect to the membership interests of the Seller.

         [THE REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.]


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     The Parties have executed this Asset Purchase Agreement to be made effective as of the date first above written.

                                        BUYER:

                                        INNUITY, INC.


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLER:

                                        CREDITDISCOVERY, LLC


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        MEMBERS:


                                        ----------------------------------------
                                        Randall L. Sargent, individually with
                                        respect to Sections 9.1 and 9.15


                                        ----------------------------------------
                                        Ralph H. Smith, individually with
                                        respect to Sections 9.1 and 9.15

 [SIGNATURE PAGE TO INNUITY, INC./CREDITDISCOVERY, LLC ASSET PURCHASE AGREEMENT]


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